EXHIBIT 10.1

PAREXEL INTERNATIONAL

PAREXEL Management Incentive Plan

Updated December 2004

PAREXEL MANAGEMENT INCENTIVE PLAN

DEFINITIONS

MIP

PAREXEL Management Incentive Plan

Company

PAREXEL International Corporation

Manager

An employee who has both administrative and functional responsibilities for subordinate staff.

Key Individual Contributor

An employee who, although not managing staff, provides significant contributions to the overall attainment of Corporate, SBU and/or Operating Unit goals.

Participant

An employee of the Company who participates in the MIP.

Individual Performance Objectives

Measurable goals or objectives specific to the Participant’s own role, jointly agreed upon between the Participant and his/her manager. This term may also refer to strategic team goals for certain selected management employees.

SBU

Strategic Business Unit

Operating Unit

Business segment or functional group, reporting into the SBU Head/BRC Member.

Actual Salary

In the context of the MIP , Actual Salary refers to the amount of base salary paid to a Participant during the MIP year. It does not include any additional payments that may be made, such as overtime pay, bonus payments, etc.

PURPOSE

The MIP has been developed to focus Managers and Key Individual Contributors on the accomplishment of organizational goals and specific individual performance objectives identified as critical to the success of the Company.

PAREXEL Management Incentive Plan

The MIP serves as a means to communicate the Company’s priorities, support the Company’s business plans, and encourage cooperation among Managers and Key Individual Contributors within and between different organizational units. The MIP also provides a consistent means to reward successful Management and Key Individual Contributor performance.

PARTICIPATION

Employees in Management and Key Individual Contributor positions are recommended for participation in the MIP. New hires require the approval of the Business Review Committee and the Vice President of Human Resources of the Company before being added to the MIP.

DETERMINATION OF PAYMENTS UNDER THE MIP

The payments made to Participants under the MIP will generally be based on each Participant’s “target award” and the achievement of financial performance measures and Individual Performance Objectives as described below.

However, the ultimate determination as to the amount of any incentive payment to be paid to a Participant under the MIP shall be made by the Chief Executive Officer of the Company, acting in his sole discretion, who shall have the right to adjust any target award, financial performance measure, Individual Performance Objective or award payment (including the right, in his discretion, to reduce any target award or award payment to zero notwithstanding the achievement of any or all of the financial performance measures or Individual Performance Objectives).

TARGET AWARDS

Participants have a designated annual “target award”. The “target award” is expressed as a percent of each Participant’s Actual Salary paid during the fiscal year. The “target award” varies by job level and the Participant’s anticipated impact on Company goal achievement.

When a Participant’s “target award” changes during the fiscal year, the “target award” for that fiscal year is pro-rated based on the portion of the fiscal year spent at each “target award” level.

PERFORMANCE MEASURES

A “target award” has two components: a financial performance component and an individual performance component.

PAREXEL Management Incentive Plan

Financial Performance Component

Determination of a Participant’s financial performance component of the target award is dependent on the achievement of annually specified financial goals, which will generally fall in one or more of the categories listed below or such other categories as the Business Review Committee may from time to time determine in its discretion, and will vary from year to year:

•	PAREXEL Worldwide Corporate Pre-Tax Income $

•	SBU Business Operating Margin $

•	CRU/Operating Unit Gross Margin $or Business Operating Margin $

The specific categories for a particular year and the exact financial target for each category for such year shall be determined by the Business Review Committee, in its sole discretion. The exact financial target for each category will be based on approved Budgets for the year.

The financial targets shall include, as applicable, accruals for payments to be made pursuant to the MIP.

Under the MIP and subject to the CEO’s discretion:

Performance at plan (100%) would result in a payment of 100% of the financial performance component of the target award.

Financial performance above 100% of plan would result in payments above target for the financial performance component of the target award. For example, a 110% achievement results in a payment of 120% of the financial performance component of the target award. Participants can receive up to 150% of the financial performance component of the target award where financial performance reaches 125% of plan. Payments for the financial performance component of the target award are capped at 150% of the target award.

Financial performance between 90% and 100% of plan would result in reduced payments for the financial performance component of the target award. For example, a 90% achievement would result in a payment of only 20% of the financial performance component of the target award. However, as financial performance would increase over 90%, the % of the target award would increase rapidly.

Financial performance below the 90% level can also be recognized by a reduced payment for the financial performance component of the target award at the discretion of the CEO or his designee.

Individual Performance Component

Determination of a Participant’s individual performance component of the target award is dependent on the achievement of annually specified Individual Performance Objectives.

PAREXEL Management Incentive Plan

Individual Performance Objectives are measurable goals or objectives specific to the Participant’s role with the Company, jointly agreed upon between the Participant and his/her manager.

Under the MIP and subject to the CEO’s discretion, achievement of 100% of the individual performance component of the target award would result in a payment of 100% of the individual performance component of the target award.

QUARTERLY REVIEW

Participants will receive a quarterly update of Company and Business Unit overall performance and specific established performance measures.

AWARD PAYMENTS

Subject to the exercise of the CEO’s discretion, the annual award will be determined using the Participant’s Actual Salary for the MIP Year ending June 30 (ie. the fiscal year upon which the award was based). If a Participant’s target award level has been changed during the year, the award will be pro-rated accordingly. Payment of any award payments will be made to each Participant approximately 90 days after the end of the fiscal year.

TERMINATION OF EMPLOYMENT

If termination of a Participant’s employment by reasons of death, disability, or normal retirement occurs prior to, or at the time, an award payment being made, the Participant (or the Participant’s beneficiary or estate in the event of death) will be eligible for a pro-rated award for the year based on time employed and financial performance objectives and Individual Performance Objectives accomplished during the year.

If a Participant resigns or gives notice of termination, or if his/her employment terminates with the Company for any other reason (whether voluntarily or involuntarily) prior to, or at the time, an award payment being made, the Participant will forfeit the opportunity to earn any awards under the MIP for the fiscal year upon which the award is based. Any exceptions to this rule must be approved by the CEO or his designee.

Notwithstanding any other provision of the MIP, the CEO or his designee may, at his sole discretion, permit continued participation, pro-ration or early distribution (or a combination thereof) of awards that would otherwise be forfeited.

NEW HIRES AND PROMOTIONS

Individuals hired or promoted into positions that would qualify for MIP participation will be added to the MIP, subject to the approval of the CEO or his designee. Participants in the qualifying position will be eligible to receive a pro-rated award beginning in the month they became eligible.

PAREXEL Management Incentive Plan

PARTICIPANT PERFORMANCE

Participants with less than satisfactory performance during the MIP Year will not be entitled to receive an award. If a Participant has undergone formal disciplinary action for poor performance or behavior during the MIP Year, or is undergoing formal disciplinary action for poor performance or behavior at the time the payment is made, he/she will not be eligible to receive any award payment, unless the disciplinary action is spent and/or performance/behavior has reached the required standard, in which case a partial or pro-rated payment may be made. The CEO or his designee has total discretion to determine whether a payment is made in the case of poor performance or behavior, and the head of the SBU or functional group, in consultation with Human Resources, will make a recommendation as to the amount of the payment if appropriate.

ADJUSTMENTS

The CEO or his designee may make performance measure adjustments at any time during or at the end of the fiscal year, when extraordinary events occur that significantly alter or impact established Company or business unit performance measures. These adjustments are conclusive and binding upon all parties concerned. Such events may include without limitation, changes in accounting rules or regulations, changes in regulatory rulings that affect the business of the organization, and significant unexpected changes in economic conditions affecting the Company.

MIP ADMINISTRATION

The CEO or his designee has the authority to interpret the provisions of the MIP and make decisions necessary to administer the MIP. This authority includes but is not limited to the following administrative provisions.

•	Approval of MIP Participants

•	Establishment of MIP Levels

•	Establishment of Performance Goals

•	Goals Weighting

•	Certification of Performance against established MIP Goals

•	Adjustment of Goals due to extraordinary events, and;

•	Approval of payoffs in accordance with the MIP

Any determination made under this MIP regarding an “executive officer” of the Company (as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) must be approved by the Compensation Committee of the Board of Directors of the Company and, as it relates to any determination made under this MIP regarding executive officers, the term “CEO” used herein shall mean and include the Compensation Committee.

PAREXEL Management Incentive Plan

The CEO or his designee, in making any determination under the MIP, is entitled to rely on opinions, reports or statements of officers of the organization, counsel, public accountants, and other experts or third parties.

ASSIGNMENT AND EMPLOYEE RIGHTS

No employee has any claim or right to be a Participant in the MIP or granted an award under the MIP, and there is no obligation for uniformity of treatment of eligible employees or Participants under the MIP. Participation in the MIP does not give an employee the right to be retained in the employment of the Company. Moreover, the decision about whether awards should be made under the plan, in total or with respect to any Participant, is entirely within the discretion of the CEO or his designee.

DESIGNATION OF BENEFICIARIES

A Participant may designate a beneficiary or beneficiaries to receive all or part of the amounts to be distributed to the Participant under the MIP in the event of a Participant’s death. A designated beneficiary may be replaced by a new designation or revoked by the Participant at any time. A designation or revocation must be on a form provided for such purpose and signed by the Participant. It must be delivered to the Company prior to the Participant’s death. Any amount that is distributable to a Participant upon death and not subject to such a beneficiary designation is distributed to the Participant’s estate. If there is a question as to the legal right of the beneficiary to receive a distribution under the MIP, the amount in question may be paid to the estate of the Participant, in which event the Company shall have no further liability to anyone with respect to such amounts.

AMENDMENT OR TERMINATION

This MIP may be amended, suspended or revoked at any time and without notice. In the case of termination of the MIP, the CEO or his designee, if necessary or advisable under the circumstances, may authorize the pro-ration or early distribution, or a combination of awards paid under the MIP.

WITHHOLDING TAX

The Company withholds any taxes required by law from all MIP awards.

EFFECTIVE DATE

The MIP is effective July 1, 2004 and shall remain in effect until terminated by the Company.

VALIDITY

In the event any provision of the MIP is held invalid, void or unenforceable the same shall not affect in any respect whatsoever the validity of any other provision of the MIP.

PAREXEL Management Incentive Plan

APPLICATION LAW

The MIP shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

PAREXEL Management Incentive Plan